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                                                                    Exhibit 99.1
                                                                    ------------
FOR IMMEDIATE RELEASE
---------------------

Contact:
Peter McGeough
Seaman Furniture Company, Inc.
516-682-1609

or

Robert Webber
Seaman Furniture Company, Inc.
516-682-1614



                 SEAMAN FURNITURE COMPANY RECEIVES PROPOSAL TO
                      PURCHASE SHARES AT $24.00 PER SHARE


     WOODBURY, NEW YORK, JULY 9, 1997 - Seaman Furniture Company, Inc. (the "Company") (NASDAQ/NMS SYMBOL: SEAM) announced today that it has received a proposal from a group consisting of its senior management and majority stockholders, M.D. Sass Associates, Inc., T. Rowe Price Recovery Fund, L.P. and Carl Marks Management Co., to purchase, through a one-step merger transaction, the approximately 20% of the Company's outstanding Common Stock, par value $.01 per share, not already owned by the group for $24.00 per share.

     The group's proposal is subject to certain conditions, including among other things, obtaining acceptable financing and the negotiation of mutually agreeable terms of a definitive merger agreement.

          The Company has named a special committee of the board of directors, composed of the Company's independent directors, to review and respond to the group's proposal and has authorized the committee to hire financial and legal advisors.

     SEAMAN FURNITURE COMPANY, INC. is the largest specialty retailer of furniture in the Northeast, operating a chain of 41 stores in New York, New Jersey, Pennsylvania, Connecticut and Ohio.

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